Exhibit 99.1

DATE: November 5, 2009

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Third Quarter 2009 Results

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI) today reported earnings for the three months ended September 30, 2009. EIHI reported net income of $3.3 million, or $0.36 per diluted share, for the third quarter of 2009, compared to a net loss of $3.1 million, or $0.34 per diluted share, for the same period in 2008. EIHI’s diluted book value per share was $15.55 as of September 30, 2009 compared to $14.13 as of December 31, 2008, an increase of $1.42 per share or 10.0 percent.

“Our largest business segment, workers’ compensation insurance, led the Company to another strong quarter of earnings and increases in our book value per share” said Bruce M. Eckert, Chief Executive Officer. “Our profitable performance was aided by the positive returns of our investment portfolio. Also of significance were the solid operating results in our Midwest and Southeast regions; additional confirmation of the benefits of our strategic, geographic initiatives. Despite continuing rate pressures, we were able to not only retain 84.7 percent of our renewal business, but also achieve year-over-year premium growth. We continue to be pleased with the marketplace’s receptivity to our “ParallelPay” workers’ compensation product. Since its introduction at the end of the first quarter of this year, we have recorded premium writings of approximately $4.2 million through September 30, 2009, the majority of which represents new premium writings.”

Eckert continued, “Our group benefits insurance segment recorded a profitable quarter, as well, principally aided by the strong performance of its investment portfolio, particularly the convertible bond portfolio. Loss ratios in our group life and long- and short-term disability policies were as expected for the quarter; however, our dental loss ratio came in higher than expected as a result of competitive rate pressure, particularly in our Southeast market. We were pleased to note, however, that September results indicated a 5.1 percent rate increase on our dental renewals while we maintained an 85.9 percent retention ratio. A continuation of this trend should bring our dental loss ratio more in line with previous years’ results.”

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

Consolidated highlights for the third quarter include:

•

Revenue for the third quarter of 2009 increased to $37.9 million compared to $29.5 million for the same period in 2008. The increase in revenue is due primarily to an increase in income from limited partnerships and a change to net realized investment gains in 2009 from net realized investment losses in 2008, partially offset by a decrease in investment income;

•

Net premiums earned were $33.1 million for the third quarter of 2009 and 2008. Net premiums earned were impacted by the growth in workers’ compensation insurance premium and the acquisition of Employers Security Insurance Company offset by the termination of the reinsurance treaty effective July 1, 2008 that comprised the run-off specialty reinsurance segment and a $588,000 reduction related to favorable third quarter 2009 loss experience under retrospectively rated policies;

•

Net investment income decreased $400,000 to $2.0 million ($1.4 million after-tax) for the three months ended September 30, 2009, compared to $2.4 million ($1.6 million after-tax) for the same period in 2008. The decrease in net investment income is due primarily to the short-term interest rate environment;

•

The change in equity interest in limited partnerships increased $2.2 million to income of $523,000 ($376,000 after-tax) for the three months ended September 30, 2009, compared to a loss of $1.7 million ($1.1 million after-tax) for the same period in 2008;

•

Net realized investment gains, excluding the segregated portfolio cell reinsurance segment, were $1.8 million ($1.1 million after-tax) for the three months ended September 30, 2009, compared to net realized investment losses, excluding the segregated portfolio cell reinsurance segment, of $3.8 million ($2.5 million after-tax) for the same period in 2008; and

•

$350,000 ($228,000 after-tax) of favorable loss reserve development on prior accident years was recorded in the workers’ compensation insurance segment for the three months ended September 30, 2009, compared to no favorable loss reserve development on prior accident years for the same period in 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

Weighted average fully diluted shares considered outstanding used to calculate diluted earnings per share for the three months ended September 30, 2009 and 2008 consisted of the following:

	2009	2008
Shares issued on June 16, 2006	10,603,548	10,603,548
Weighted average ESOP shares	236,845	162,095
Weighted average restricted stock shares	117,429	93,711
Weighted average treasury shares purchased	(2,091,757)	(2,038,235)
Weighted average stock warrants exercised[1]	180,291	—
Stock warrants[1]	—	306,099

Total	9,046,356	9,127,218

Segment Operating Results

Workers’ Compensation Insurance

EIHI’s workers’ compensation insurance segment reported net income of $2.5 million for the third quarter of 2009, compared to $527,000 for the third quarter of 2008. Highlights for the third quarter include:

•	Direct written premiums increased to $29.8 million for the three months ended September 30, 2009, compared to $26.4 million for the same period in 2008, an increase of 12.8 percent;

•	Net premiums earned increased to $17.8 million for the third quarter of 2009, compared with $15.8 million for the third quarter of 2008, an increase of 12.7 percent;

•

Net investment income was $800,000 for the third quarter of 2009, compared to $1.1 million for the same period in 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base and the short-term interest rate environment;

•	The change in equity interest in limited partnerships was income of $358,000 for the three months ended September 30, 2009, compared to a loss of $1.4 million for the same period in 2008;

•

After-tax net realized investment gains of $220,000 were recorded for the three months ended September 30, 2009, compared to after-tax net realized investment losses of $475,000 for the same period in 2008;

[1]

306,099 warrants were outstanding as of January 1, 2009 of which 244,879 warrants were earned. The remaining 61,220 warrants will not be earned. On March 10, 2009, the 244,879 warrants were exercised. EIHI retained 64,588 warrants as payment of the exercise price.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

•	The combined ratio was 89.0 percent for the third quarter of 2009, compared to 88.7 percent for the same period last year;

•

The accident year loss and LAE ratio was 64.8 percent and 60.0 percent for the three months ended September 30, 2009 and 2008, respectively. For the three months ended September 30, 2009, $350,000 of favorable loss reserve development on prior accident years was recorded, which decreased the 2009 loss ratio by 2.0 percentage points compared to no favorable loss reserve development on prior accident years in the third quarter of 2008; and

•	The expense ratio was 27.0 percent for the three months ended September 30, 2009 and 2008.

Segregated Portfolio Cell Reinsurance

As previously reported, the segregated portfolio cell reinsurance segment has thirteen active programs, which produce fee-based revenue and segregated portfolio cell dividends for EIHI’s other business segments. Prospecting activity in this segment has increased despite current economic trends, largely as a result of our expansion into the Southeast and Midwest markets.

Group Benefits Insurance

EIHI’s group benefits insurance segment reported net income of $911,000 for the three months ended September 30, 2009, compared to a net loss of $1.1 million for the same period in 2008. Highlights for the third quarter include:

•	Net premiums earned were $9.0 million for the third quarter of 2009, compared to $9.1 million in 2008;

•

Net investment income was $385,000 for the third quarter of 2009, compared to $656,000 for the third quarter of 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base and the short-term interest rate environment;

•	The change in equity interest in limited partnerships was income of $61,000 for the three months ended September 30, 2009, compared to a loss of $121,000 for the same period in 2008;

•

After-tax net realized investment gains of $896,000 were recorded for the three months ended September 30, 2009, compared to after-tax net realized investment losses of $1.9 million for the same period in 2008;

•	The combined ratio was 105.1 percent for the third quarter of 2009, compared to 95.7 percent for the same period last year;

•

The calendar year loss and LAE ratio was 72.4 percent for the three months ended September 30, 2009, compared to 65.0 percent for the same period in 2008. The increase in the calendar year loss and LAE ratio is primarily due to an increase in the dental loss ratio as a result of the competitive rate environment; and

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

•

The expense ratio was 32.7 percent for the three months ended September 30, 2009, compared to 30.7 percent for the same period in 2008. The increase in the expense ratio is largely a result of increased corporate expense allocations.

Run-Off Specialty Reinsurance

Prior to July 1, 2008, business in the run-off specialty reinsurance segment was assumed through participation in a reinsurance treaty with an unaffiliated ceding company related to an underground storage tank insurance program, referred to as “EnviroGuard,” and a non-hazardous waste transportation product, referred to as “EIA Liability.” Effective July 1, 2008, EIHI terminated the reinsurance treaty that comprised the run-off specialty reinsurance segment.

EIHI’s run-off specialty reinsurance segment reported net income of $345,000 for the third quarter of 2009, compared to a net loss of $1.3 million for the same period last year. Highlights for the third quarter include:

•

Net premiums earned were $14,000 for the third quarter of 2009, compared to $2.1 million in 2008. The decrease in net premiums earned is due to the July 1, 2008 termination of the reinsurance treaty that comprised the run-off specialty reinsurance segment;

•	Net investment income was $259,000 for the three months ended September 30, 2009, compared to $338,000 for the same period last year;

•	The change in equity interest in limited partnerships was income of $104,000 for the three months ended September 30, 2009, compared to a loss of $143,000 for the same period in 2008; and

•

After-tax net realized investment gains of $11,000 were recorded for the three months ended September 30, 2009, compared to after-tax net realized investment losses of $171,000 for the same period in 2008.

Corporate and Other

The corporate and other segment primarily includes corporate expenses and EIHI’s third party administration business. The corporate and other segment recorded a net loss of $415,000 for the three months ended September 30, 2009, compared to a net loss of $1.2 million for the same period in 2008. The decrease in the net loss in 2009 compared to 2008 is due to a reduction in corporate expenses and an increase in earnings from EIHI’s jointly-owned segregated portfolio cells.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

Financial Condition

Total assets were $399.2 million as of September 30, 2009. Shareholders’ equity was $151.4 million as of September 30, 2009. As of September 30, 2009, EIHI’s book value per share and diluted book value per share were $15.60 and $15.55, respectively. Outstanding shares used to calculate book value per share and diluted book value per share were 9,691,257 and 10,340,445, respectively, as of September 30, 2009. The basic book value per share calculation includes the impact of restricted stock awards of 251,675 shares and warrants exercised of 180,291. The diluted book value per share calculation includes the additional impact of stock options to purchase 649,188 common shares, which have a weighted average exercise price of $14.36.

Conference Call with Investors

EIHI will hold a conference call with investors beginning at 10:00 a.m. Eastern Time on Friday, November 6, 2009 to review the Company’s 2009 third quarter results. The conference call will be available via a live webcast accessed through the Investor Relations section of www.easterninsuranceholdings.com. The dial-in numbers for the conference call are as follows:

Live Call

800-860-2442 (Domestic)

412-858-4600 (International)

A replay of the conference call will be available through November 16, 2009, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay conference number for the conference call is 435122. An online archive of the webcast will be available on the Investor Relations section of www.easterninsuranceholdings.com.

Consolidated Financial Results

Set forth in the tables below are the unaudited consolidated balance sheets as of September 30, 2009 and December 31, 2008 and unaudited statements of income for the three and nine months ended September 30, 2009 and 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $168,734; $180,102)	$175,349	$183,136
Convertible bonds, at estimated fair value (amortized cost, $14,431; $13,783)	15,955	12,346
Equity securities, at estimated fair value (cost, $17,927; $22,287)	21,104	17,162
Other long-term investments, at estimated fair value (cost, $10,177; $10,586)	9,857	9,519

Total investments	222,265	222,163

Cash and cash equivalents	68,354	52,875
Accrued investment income	1,676	2,058
Premiums receivable (net of allowance, $582; $581)	39,171	29,615
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	28,188	29,637
Deferred acquisition costs	7,339	5,760
Deferred income taxes, net	3,438	6,281
Federal income taxes recoverable	205	16
Intangible assets	7,880	9,179
Goodwill	10,752	10,752
Other Assets	9,920	8,975

Total assets	$399,188	$377,311

LIABILITIES
Reserves for unpaid losses and loss adjustment expenses	$156,500	$159,117
Unearned premium reserves	53,442	42,365
Advance premium	1,375	1,594
Accounts payable and accrued expenses	12,791	13,136
Ceded reinsurance balances payable	5,754	6,886
Benefit plan liabilities	499	497
Segregated portfolio cell dividend payable	15,422	13,140
Loan payable	1,975	2,439

Total liabilities	$247,758	$239,174

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0, auth. shares – 5,000,000; no shares issued and outstanding	—	—
Common capital stock, par value $0, auth. shares – 20,000,000; issued – 11,783,014 and 11,602,723, respectively; outstanding – 9,691,257 and 9,512,366, respectively	—	—
Unearned ESOP compensation	(5,047)	(5,606)
Additional paid in capital	112,666	111,772
Treasury stock, at cost (2,091,757 and 2,090,357 shares, respectively)	(32,666)	(32,655)
Retained earnings	70,989	66,492
Accumulated other comprehensive income (loss), net	5,488	(1,866)

Total shareholders’ equity	151,430	138,137

Total liabilities and shareholders’ equity	$399,188	$377,311

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenue:
Net premiums earned	$33,108	$33,118	$100,864	$99,363
Net investment income	1,960	2,412	5,632	7,407
Change in equity interest in limited partnerships	523	(1,657)	800	(1,965)
Net realized investment gains (losses)	2,088	(4,518)	349	(4,213)
Other revenue	206	167	569	522

Total revenue	37,885	29,522	108,214	101,114

Expenses:
Losses and loss adjustment expenses incurred	20,595	22,517	64,479	62,930
Acquisition and other underwriting expenses	4,415	4,588	13,371	14,224
Other expenses	6,612	6,584	19,488	19,113
Amortization of intangible assets	433	328	1,299	984
Policyholder dividends	118	325	241	253
Segregated portfolio dividend expense	1,086	29	434	2,602

Total expenses	33,259	34,371	99,312	100,106

Income (loss) before income taxes	4,626	(4,849)	8,902	1,008

Income tax expense (benefit)	1,335	(1,760)	3,189	20

Net income (loss)	$3,291	$(3,089)	$5,713	$988

Earnings per share (EPS):
Basic shares outstanding	9,027,706	8,776,743	8,963,740	9,017,853
Basis EPS	$0.36	$(0.34)	$0.63	$0.11

Diluted shares outstanding	9,046,356	8,776,743	9,047,750	9,371,896
Diluted EPS	$0.36	$(0.34)	$0.62	$0.10

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

November 5, 2009

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

###

SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer

(717) 735-1660, kshook@eains.com